                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Year Ended December 31,
                                             2000        1999        1998
                                           --------    --------    --------
                                                 (Thousands of Dollars)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes         $ 70,597    $ 98,991    $185,350
Amortization of capitalized interest          2,444       2,432       2,437
Interest expense                             31,922      27,225      26,502
Interest portion of rental expense            3,254       3,401       3,260
Earnings                                   $108,217    $132,049    $217,549
                                           ========    ========    ========
Interest                                    $33,500     $30,877     $31,265
Interest portion of rental expense            3,254       3,401       3,260
                                           --------    --------    --------
Fixed Charges                               $36,754     $34,278     $34,525
                                           ========    ========    ========
Ratio of Earnings to Fixed Charges             2.94        3.85        6.30
                                           ========    ========    ========